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                                                                 EXHIBIT 10.7(a)

RELATIONSHIP TECHNOLOGY GROUP



November 14, 1996



Mr. Steven Roberts
4737 Prestwick Drive
Manlius, NY  13104

Dear Steven:

We are pleased to offer you the position of Chief Operating Officer with the Relationship Technology Group, reporting to Doug Ahlers, President.

We have considered the challenge and opportunity offered by working in a fast paced environment and believe you will be more than able to meet the goals of the Relationship Technology Group. In accepting a position with the Company, you agree that the employment relationship between the Company and you is an at-will relationship and that the employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either the Company or you.

The following confirms the specific agreements regarding your compensation if you accept this position of Chief Operating Officer with the Relationship Technology Group.

     .  Your annual base salary on your start date will be $150,000.00.

     . When you start with the Relationship Technology Group, or when TN Technologies files an IPO, whichever comes later, you will receive stock options with a market value at the date of grant equal to 80% of your salary. On your first anniversary of employment with the Relationship Technology Group, you will receive stock options with a market value at the date of grant equivalent to 100% of your salary.

     . To compensate you for the increased cost of a mortgage in the general area of Westport, CT, we agree to pay you an additional $2,000 per month. This additional $2,000 will be divided into two monthly payments and distributed in each semi-monthly paycheck.
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Page 2 (cont'd.)
November 14, 1996



     . This mortgage differential payment will begin once you obtain a new mortgage. If your employment with the Relationship Technology Group terminates for any reason, this mortgage differential payment will cease with your final paycheck.

     . The mortgage differential payment will have no bearing on the calculation of any salary increases, merit bonuses or any other salary based calculations which you may earn during your employment with the Relationship Technology Group. Accordingly, even though your base salary may increase, the mortgage differential payment will remain the same.

     . In order to begin the mortgage differential payment process you must submit to the Relationship Technology Group supporting paperwork for your current mortgage and for your new mortgage.

Relationship Technology Group has a forty (40) hour work week, Monday through Friday. The work day can be flexed one (1) hour between 7:00 a.m. and 7:00 p.m. The responsibilities that are associated with the Chief Operating Officer position are such that it may require the investment of additional time to successfully meet deadlines and demands.

Steven, we are looking forward to your joining the Relationship Technology Group and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning them to me in the enclosed envelope. If you have any questions or concerns, please give me a call.

Best Regards,

/s/ Marilyn L. Fidler                  Accepted By:    /s/ Steven Roberts
Marilyn L. Fidler                                  ---------------------------
Director of Human Resources
                                         Date:    December 2, 1996
cc:  Doug Ahlers                              --------------------------------